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                                 AMENDMENT NO. 1

                                       TO

                                RIGHTS AGREEMENT

      THIS AMENDMENT NO. 1 (this "Amendment"), dated as of May 19, 1999, is between DSP Group, Inc., a Delaware corporation (the "Corporation"), and Norwest Bank Minnesota, N.A. (the "Rights Agent").

                                    RECITALS

      A. The Corporation and the Rights Agent have previously executed and delivered that certain Rights Agreement, dated as of June 5, 1997, amended and restated as of November 9, 1998 (the "Agreement").

      B. The Corporation and the Rights Agent wish to enter into this Amendment and thereby amend the Agreement, in accordance with the terms and provisions set forth herein.

      The parties hereto agree as follows:

                                    AGREEMENT

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1 Definitions. Capitalized terms used herein have the meanings set forth in the Agreement, unless otherwise defined in this Amendment.

                                   ARTICLE II
                          AMENDMENT TO RIGHTS AGREEMENT

      Section 2.1 Amendment. Section 1(a) of the Rights Agreement shall be amended to read in its entirety as follows:

            (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates or Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Company Common Stock then outstanding. Notwithstanding the foregoing: (i) an "Acquiring Person" shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan maintained by the Company or any of its Subsidiaries, (D) any trustee or fiduciary with respect to such employee benefit plan acting in such capacity or a trustee or fiduciary holding shares of Company Common Stock for the purpose of funding any such plan or employee benefits, (E) any Person who has reported or is required to report Beneficial Ownership of Company Common Stock on Schedule 13G under the Exchange Act (or any comparable or successor report), but only so long as (x) such Person is eligible to report such ownership on Schedule 13(G) under the Exchange Act (or any comparable or successor report), (y) such Person has not reported and is not required to report such ownership on
      Schedule 13(D) under the Exchange Act (or any


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      comparable or successor report) and such Person does not hold shares of
      Company Common Stock on behalf of any other Person who is required to report Beneficial Ownership of such shares of Company Common Stock on such
      Schedule 13(D), and (z) such Person does not beneficially own 20% or more of the shares of Company Common Stock then outstanding, (F) any Person if
      (1) the Board of Directors of the Company determines in good faith that such Person who would otherwise be an "Acquiring Person" became such inadvertently (including, without limitation, because (x) such Person was unaware that it beneficially owned a percentage of Company Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (y) such Person was aware of the extent of its Beneficial Ownership of Company Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, (2) as promptly as practicable such Person divested or divests itself of Beneficial Ownership of a sufficient number of shares of Company Common Stock so that such Person would no longer beneficially own 15% or more of the then outstanding shares of Company Common Stock, and (3) such Person does not become the Beneficial Owner of any additional shares of Company Common Stock after such Person becomes aware that such Person would be an Acquiring Person (but for the operation of this clause (i)(F)), unless upon becoming the Beneficial Owner of such additional shares such Person is the Beneficial Owner of less than 15% of the then outstanding shares of Company Common Stock, (G) any Person who becomes the Beneficial Owner of 15% or more of the then outstanding shares of Company Common Stock as a result of the acquisition of shares of Company Common Stock directly from the Company in one or more transactions approved by the Board of Directors, (H) Magnum Technology Limited, an international investment fund ("Magnum"), and its subsidiaries with respect to (1) the shares of Company Common Stock issued in the transaction contemplated by the Stock Purchase Agreement by and between the Company and Magnum, dated as of February 2, 1999 (the "Magnum Agreement"), and (2) any additional shares of Company Common Stock purchased by Magnum and its subsidiaries for so long as Magnum and its subsidiaries own no more than 35% of the outstanding shares of Company Common Stock; provided, that (w) any subsidiary of Magnum holding shares of Company Common Stock shall be subject to all obligations which would be applicable to Magnum if such shares were held by Magnum,
      (x) all or substantially all of the capital stock of Magnum shall not have been transferred to a single person (including, without limitation, an entity or individual) or a group as defined under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (y) a direct or indirect change in control of Magnum and of any subsidiary holding shares of Company Common Stock shall not have occurred and (z) the shares of the Company shall not constitute all or substantially all of Magnum's assets, and (ii) no Person shall be deemed an "Acquiring Person" as a result of the acquisition of shares of Company Common Stock by the Company which, by reducing the number of shares of Company Common Stock outstanding, increases the proportional number of shares beneficially owned by such Person; provided, however, that if (A) a Person would become an Acquiring Person (but for the operation of this subclause (ii)) as a result of the acquisition of shares of Company Common Stock by the Company and (B) after such share acquisition by the Company, such Person becomes the Beneficial Owner of any additional shares of Company Common Stock, then such Person shall be


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      deemed an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares such Person is the Beneficial Owner of less than 15% of the then outstanding shares of Company Common Stock. Each Person identified in subclauses (A), (B), (C) and (D) of this Section (1)(a) is individually an "Exempt Person" and collectively "Exempt Persons."

                                   ARTICLE III
                                  MISCELLANEOUS

      Section 3.1 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

      Section 3.2 Counterparts. This Amendment may be executed (including by facsimile) in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      Section 3.3 Headings. The headings contained in this Amendment and for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

      Section 3.4 Construction. The terms of this Amendment shall prevail over any conflicting provision of the Agreement, but both instruments shall otherwise be construed and interpreted as a single integrated agreement. All references in the Agreement to such "Agreement" shall be construed as referring to the Agreement as it has been amended hereby. The Agreement remains in full force and effect, in accordance with its terms and as amended hereby, and there are no other amendments, understandings or agreements except as set forth herein.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

By: /s/ IGAL KOHAVI                               By: /s/ ELIYAHU AYALON
    --------------------------                        -------------------------
Name: Igal Kohavi                                 Name: Eliyahu Ayalon
Title: Chairman of the Board                      Title: President and Chief
                                                         Executive Officer


Attest:                                            NORWEST BANK MINNESOTA, N.A.

By: /s/ KARRI L. VAN DELL                          By: /s/ JOHN BAKER
    --------------------------                         -------------------------
Name: Karri L. Van Dell                            Name: John Baker
      ------------------------                           -----------------------
Title: AVP                                         Title: Account Manager
       -----------------------                            ----------------------


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